Filed Pursuant to Rule 433
Registration Statement No. 333-209931
November 1, 2016

US$500,000,000
Rogers Communications Inc.
2.90% Senior Notes due 2026
Dated November 1, 2016

The following information supplements (or supersedes, to the extent that it is inconsistent therewith) the Preliminary Prospectus Supplement dated November 1, 2016 relating to the below described securities (the “Preliminary Prospectus Supplement”). Capitalized terms used but not defined in this pricing term sheet shall have the meaning ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	Rogers Communications Inc.
Guarantor:	Rogers Communications Canada Inc.
Trade Date:	November 1, 2016
Settlement Date:	November 4, 2016 (T+3)
Aggregate Principal Amount:	US$500,000,000
Expected Ratings:	Moody’s Investors Service Inc.: Baa1 Standard and Poor’s Rating Services: BBB+ Fitch Ratings Ltd.: BBB+
Maturity Date:	November 15, 2026
Coupon:	2.90%
Public Offering Price:	98.354%
Yield to Maturity:	3.092%
Spread to Benchmark Treasury:	+125 basis points
Benchmark Treasury:	1.500% due August 15, 2026
Benchmark Treasury Price and Yield:	96-30+ / 1.842%
Interest Payment Dates:	May 15 and November 15, commencing May 15, 2017
Redemption Provisions:
Make-whole Call:	Callable prior to August 15, 2026 at the greater of par or a discount rate of Treasury plus 20 basis points
Par Call:	Callable on or after August 15, 2026 at 100%

CUSIP / ISIN:	775109 BF7 / US775109BF74
Joint Book-Running Managers:	BMO Capital Markets Corp. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Citigroup Global Markets Inc. Scotia Capital (USA) Inc.
Co-Managers:
CIBC World Markets Corp.
Mizuho Securities USA Inc.
MUFG Securities Americas Inc.
National Bank of Canada Financial Inc.
RBC Capital Markets, LLC
SMBC Nikko Securities America, Inc.
 TD Securities (USA) LLC

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Note:  A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BMO Capital Markets Corp. collect at 1-212-702-1866, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.

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